Exhibit N.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference into this Registration Statement on Form N-2 of our report dated March 5, 2020 on our audit of the consolidated financial statements of Newtek Merchant Solutions, LLC and Subsidiaries, a wholly-owned subsidiary of NBSH Holdings LLC, as of December 31, 2019, and for the year then ended  which are incorporated by reference into this Registration Statement on Form N-2.

We consent to the incorporation by reference into this Registration Statement on Form N-2 of our report dated March 26, 2019 on our audit of the consolidated financial statements of Newtek Merchant Solutions, LLC and Subsidiaries, a wholly-owned subsidiary of NBSH Holdings LLC, as of December 31, 2018, and for the year then ended, which are incorporated by reference into this Registration Statement on Form N-2.

Melville, NY

May 1, 2020